Exhibit 99.1

SAIC Announces Financial Results for Third Quarter of Fiscal Year 2013

-  Revenues: $2.87 billion

-  Operating Income: $193 million

-  Diluted EPS from Continuing Operations: $0.33

-  Cash Flows from Operations: $295 million

-  Bookings: $4.8 billion (book-to-bill ratio of 1.7)

MCLEAN, Va., December 5, 2012 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the third quarter of fiscal year 2013, which ended October 31, 2012.

“This quarter we are reporting modest year-over-year revenue growth and solid new business bookings even in the currently cautious government market. This reflects our more aggressive pursuit of new business opportunities and the strong commitment of our 40,000 employees to the highest level of customer service, even as we undertake significant changes within the Company,” said John P. Jumper, chairman and chief executive officer. “Our outlook continues to be cautious as the government approaches critical fiscal decisions. Under any scenario, we expect government spending to be constrained, especially in the defense market, and we are preparing for the budget pressures. For the long term, our plan to separate SAIC into two highly competitive and differentiated companies is well underway and generating great excitement in the Company. In the near term, we are taking action to reduce our cost structure in response to an increasingly competitive environment. This reduction will impact approximately 700 employees, largely as a result of a restructuring focused on indirect costs. While these decisions are painful, they are necessary to meet competitive demands, customer cost expectations and effectiveness, and to deliver financial performance for our shareholders.”

Summary Results

Revenues for the third quarter of fiscal year 2013 were $2.87 billion, up 3 percent from $2.79 billion in the third quarter of fiscal year 2012. Internal revenues were essentially flat.

Operating income for the quarter was $193 million (6.7 percent of revenue). Operating loss for the prior year quarter of $20 million included a $232 million loss provision relating to the CityTime workforce management contract with the City of New York. The prior year quarter’s operating income excluding the CityTime loss provision was $212 million (7.5 percent of revenue). The reduction in operating income, as adjusted, was primarily attributable to $15 million of expenses incurred in connection with the planned separation transaction and the corporate relocation.

Income from continuing operations for the quarter was $112 million, up from a $92 million loss in the third quarter of fiscal year 2012.

Diluted earnings per share from continuing operations for the quarter were $0.33, up from a loss of $0.28 in the third quarter of fiscal year 2012. The diluted share count for the quarter was 334 million, up 2 percent from 329 million in the third quarter of fiscal year 2012.

Segment Operating Results

	Three Months Ended October 31		Revenue Growth (%)
	2012	2011	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$1,183	$1,117	6%	6%
Health, Energy and Civil Solutions	743	726	2%	-4%
Intelligence and Cybersecurity Solutions	945	947	0%	0%
Corporate and Other	—	1	n/a	n/a
Intersegment Elimination	(1)	(1)	n/a	n/a

Total	$2,870	$2,790	3%	1%

			Operating Margin
			FY 2013	FY 2012
Operating Income (Loss):
Defense Solutions	$91	$(133)	7.7%	-11.9%
Health Energy and Civil Solutions	69	77	9.3%	10.6%
Intelligence and Cybersecurity Solutions	68	54	7.2%	5.7%
Corporate and Other	(35)	(18)	n/a	n/a

Total	$193	$(20)	6.7%	-0.7%

	Nine Months Ended October 31		Revenue Growth (%)
	2012	2011	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$3,597	$3,339	8%	8%
Health, Energy and Civil Solutions	2,077	1,997	4%	-2%
Intelligence and Cybersecurity Solutions	2,792	2,691	4%	4%
Corporate and Other	—	2	n/a	n/a
Intersegment Elimination	(4)	(3)	n/a	n/a

Total	$8,462	$8,026	5%	4%

			Operating Margin
			FY 2013	FY 2012
Operating Income (Loss):
Defense Solutions	$284	$45	7.9%	1.3%
Health Energy and Civil Solutions	168	187	8.1%	9.4%
Intelligence and Cybersecurity Solutions	203	215	7.3%	8.0%
Corporate and Other	(66)	(34)	n/a	n/a

Total	$589	$413	7.0%	5.1%

Defense Solutions

Defense Solutions revenues for the quarter were $1.183 billion. Excluding the $52 million revenue reduction associated with the prior year CityTime loss provision, Defense Solutions revenue increased $14 million or 1 percent from the third quarter of fiscal 2012. Internal revenue growth was attributable to increased activity on the Vanguard program to operate and maintain the enterprise network IT infrastructure for the U.S. Department of State and the ramp up of a program with the Defense Logistics Agency to provide supply chain management of military land and aircraft tires. These increases were partially offset by reduced revenue from the U.S. Army Brigade Combat Team Modernization (BCTM) program, which was terminated during the third quarter of fiscal year 2012.

Defense Solutions operating income for the quarter was 7.7 percent of revenue compared to 8.5 percent of revenue excluding the CityTime loss provision (-11.9 percent on a GAAP basis) in the third quarter of fiscal year 2012. The reduction in Defense Solutions operating income, as adjusted, was attributable to a prior year gain on the sale of assets.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter increased 2 percent from the third quarter of fiscal year 2012. Internal revenues decreased 4 percent due to declines in various federal civilian programs and program completions with federal health information technology customers. These decreases were partially offset by an increase in healthcare IT consulting services with commercial clients.

Health, Energy and Civil Solutions operating income for the quarter was 9.3 percent of revenue, down from 10.6 percent of revenue in the third quarter of fiscal year 2012. The decline was primarily due to net unfavorable changes in contract estimates, increased bid and proposal costs, increased amortization expense associated with acquired intangible assets, and reduced volume of non-intrusive inspection systems. These decreases were partially offset by reduced research and development expense, which reflected the advancement through the product development lifecycle of new non-intrusive inspection system offerings.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter were down slightly from the third quarter of fiscal year 2012 as increased activity on a geospatial intelligence program and an airborne surveillance program were offset by higher prior year material deliveries on a processing, exploitation and dissemination program.

Intelligence and Cybersecurity Solutions operating income for the quarter was 7.2 percent of revenue, up from 5.7 percent of revenue in the third quarter of fiscal year 2012, primarily due to a $19 million impairment of intangible assets in the prior year partially offset by reduced fee rates due to increased subcontractor and material costs.

Corporate and Other

Corporate and Other segment operating loss for the quarter increased from the third quarter of fiscal year 2012, primarily due to $15 million of expenses incurred in connection with the planned separation transaction and the corporate relocation.

Cash Generation and Capital Deployment

Cash flow provided by operations for the quarter was $295 million, down from $421 million for the third quarter of fiscal year 2012, primarily due to a payroll funding timing difference. Days sales outstanding were 61 days this quarter compared to 71 days in the prior year quarter as a result of accelerated payments from the government.

During the quarter, the Company paid a cash dividend of $0.12 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

As of October 31, 2012, the Company had $531 million in cash and cash equivalents and $1.3 billion in long-term debt.

New Business Awards

Net business bookings totaled $4.8 billion in the third quarter of fiscal year 2013, representing a book-to-bill ratio of 1.7. Notable awards received during the quarter include:

U.S. Central Command’s (USCENTCOM) Directorate of Command and Control, Communications and Computers. The Company was awarded a task order to provide enterprise information technology services to the USCENTCOM Directorate of Command and Control, Communications and Computers. The cost-plus award-fee task order has a one-year base period of performance, four one-year options, and a total contract value of $433 million, if all options are exercised.

U.S Army Military Intelligence Enterprise. The Company was awarded a prime contract to provide information technology design, implementation and operational sustainment support services to the U.S. Department of the Army G2 Army Military Intelligence Enterprise. The single-award task order has a one-year base period of performance, two one-year options, one six-month option, and a total contract value of approximately $149 million, if all options are exercised. The task order was awarded under the Solutions for the Information Technology Enterprise contract vehicle.

Federal Emergency Management Agency Center for Domestic Preparedness. The Company was awarded a prime contract to provide training delivery services in support of the Center for Domestic Preparedness. The single-award cost-plus award-fee and fixed price contract has a one-year base period of performance, four one-year options, and a total contract value of approximately $52 million, if all options are exercised.

Healthcare IT Awards. Recently the Company highlighted its continued progress in the healthcare IT sector, noting that in the Company’s third quarter of fiscal year 2013 it won contracts totaling approximately $242 million. New contracts and work orders range from implementing electronic health record products and systems for commercial healthcare providers, to a number of new federal programs in health information technology, life sciences, and behavioral health services. This includes over $100 million in contracts from its newly acquired healthcare IT consulting businesses maxIT Healthcare and Vitalize Consulting Solutions.

The Company’s backlog of signed business orders at the end of the third quarter of fiscal year 2013 was $18.6 billion, of which $5.7 billion was funded. As compared to the end of the third quarter of fiscal year 2012, total backlog was flat while funded backlog decreased 8 percent. Negotiated unfunded backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Subsequent Events

Subsequent to the end of the quarter, the Company completed the previously announced sale of its operational test and evaluation services business. The Company also entered into an issue resolution agreement with the Internal Revenue Service with respect to the tax deductible portion of the March 2012 CityTime settlement payment, which will give rise to a $96 million reduction in income tax expense during the fourth quarter of fiscal year 2013. Additionally, the Company implemented a cost-reduction plan which will result in the elimination of approximately 700 positions and an estimated severance charge of approximately $15 million during the fourth quarter of fiscal year 2013, which will benefit the Company’s cost structure at the beginning of the next fiscal year.

Forward Guidance

Based upon its operating and business development performance through the third quarter of the fiscal year and the subsequent events discussed above, the Company is increasing its expectation for fiscal year 2013 diluted earnings per share from continuing operations and cash flows from continuing operations. The Company expects its fiscal year 2013 revenues to be consistent with the forward guidance provided on August 30, 2012. The revised fiscal year 2013 guidance is:

•	Revenues of $10.9 billion to $11.4 billion;

•	Diluted earnings per share from continuing operations of $1.49 to $1.54 (previously, $1.26 to $1.36); and

•	Cash flows from continuing operations at or above $200 million inclusive of the March 2012 CityTime payment, net of associated tax benefits.

Fiscal year 2013 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 40,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $10.6 billion for its fiscal year ended January 31, 2012. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and agreements of the Company; our ability to comply with certain agreements entered into in connection with the CityTime settlement; developments in the U.S. Government defense budget, including budget reductions, implementation of spending cuts (including sequestration) or changes in budgetary priorities, or delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; risks associated with the proposed spin-off of our technical services business, such as disruption to business operations, unanticipated expenses, significant transaction costs and/or unknown liabilities, the timing of the spin-off or a failure to complete the proposed spin-off or realize the expected benefits of the proposed spin-off; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of December 5, 2012. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations: Paul Levi (703)676-2283 Paul.E.Levi@saic.com	Media Relations: Melissa Koskovich (703)676-6762 koskovichm@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31		October 31
	2012	2011	2012	2011
Revenues	$2,870	$2,790	$8,462	$8,026
Costs and expenses:
Cost of revenues	2,509	2,477	7,429	7,051
Selling, general and administrative expenses	157	333	429	562
Separation transaction expenses	11	—	15	—

Operating income (loss)	193	(20)	589	413
Non-operating income (expense):
Interest income	2	2	6	3
Interest expense	(20)	(29)	(73)	(85)
Other income (expense), net	2	(2)	8	3

Income (loss) from continuing operations before income taxes	177	(49)	530	334
Provision for income taxes	(65)	(43)	(193)	(188)

Income (loss) from continuing operations	112	(92)	337	146
Discontinued operations:
Income from discontinued operations before income taxes	—	4	3	127
Provision for income taxes	—	(1)	(1)	(53)

Income from discontinued operations	—	3	2	74

Net income (loss)	$112	$(89)	$339	$220

Earnings per share (EPS):
Income (loss) from continuing operations, as reported	$112	$(92)	$337	$146
Less: allocation of distributed and undistributed earnings to participating securities	(2)	—	(7)	(5)

Income (loss) from continuing operations, for computing EPS	$110	$(92)	$330	$141

Net income (loss), as reported	$112	$(89)	$339	$220
Less: allocation of distributed and undistributed earnings to participating securities	(2)	—	(7)	(8)

Net income (loss), for computing EPS	$110	$(89)	$332	$212

Basic:
Income (loss) from continuing operations	$0.33	$(0.28)	$0.99	$0.42
Income from discontinued operations	—	0.01	0.01	0.21

	$0.33	$(0.27)	$1.00	$0.63

Diluted:
Income (loss) from continuing operations	$0.33	$(0.28)	$0.99	$0.42
Income from discontinued operations	—	0.01	0.01	0.21

	$0.33	$(0.27)	$1.00	$0.63

Weighted average number of shares outstanding:
Basic	334	329	333	338

Diluted	334	329	333	339

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	October 31, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$531	$1,592
Receivables, net	1,943	2,164
Inventory, prepaid expenses and other current assets	554	439
Assets of discontinued operations	34	36

Total current assets	3,062	4,231
Property, plant and equipment, net	319	348
Intangible assets, net	214	176
Goodwill	2,195	1,800
Deferred income taxes	—	37
Other assets	76	75

	$5,866	$6,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,291	$1,961
Accrued payroll and employee benefits	624	504
Income taxes payable	41	—
Notes payable and long-term debt, current portion	2	553
Liabilities of discontinued operations	8	7

Total current liabilities	1,966	3,025
Notes payable and long-term debt, net of current portion	1,297	1,299
Other long-term liabilities	148	162

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 342 million and 341 million shares issued and outstanding at October 31, 2012 and January 31, 2012, respectively	—	—
Additional paid-in capital	2,089	2,028
Retained earnings	367	164
Accumulated other comprehensive loss	(1)	(11)

Total stockholders’ equity	2,455	2,181

	$5,866	$6,667

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	October 31		October 31
	2012	2011	2012	2011
Cash flows from operating activities of continuing operations:
Net income (loss)	$112	$(89)	$339	$220
Income from discontinued operations	—	(3)	(2)	(74)
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	30	31	85	86
Stock-based compensation	21	21	67	64
Impairment losses	1	19	2	19
Net gain on sales and disposals of assets	(1)	(4)	(7)	(32)
Other	2	(1)	3	—
Increase (decrease) in cash and cash equivalents, net of acquisitions and divestitures, resulting from changes in:
Receivables	86	(46)	271	(94)
Inventory, prepaid expenses and other current assets	(106)	24	(79)	38
Deferred income taxes	(4)	(12)	(4)	(11)
Other assets	(2)	(3)	(1)	(21)
Accounts payable and accrued liabilities	(33)	320	(697)	322
Accrued payroll and employee benefits	151	159	118	104
Income taxes payable	32	8	35	10
Other long-term liabilities	6	(3)	4	(4)

Total cash flows provided by operating activities of continuing operations	295	421	134	627
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(10)	(18)	(43)	(48)
Acquisition of a business, net of cash acquired	(478)	(190)	(478)	(216)
Net receipt (payments) for purchase price adjustments related to prior year acquisitions	—	(1)	1	(4)
Proceeds from sale of assets	1	5	3	84
Other	—	—	—	(1)

Total cash flows used in investing activities of continuing operations	(487)	(204)	(517)	(185)
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(1)	(1)	(553)	(3)
Sales of stock and exercises of stock options	5	7	15	21
Repurchases of stock	(1)	(53)	(21)	(470)
Dividend payments	(41)	—	(124)	—
Other	—	—	—	(2)

Total cash flows used in financing activities of continuing operations	(38)	(47)	(683)	(454)

Increase (decrease) in cash and cash equivalents from continuing operations	(230)	170	(1,066)	(12)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	5	(45)	5	(61)
Cash provided by investing activities of discontinued operations	—	2	—	168

Increase (decrease) in cash and cash equivalents from discontinued operations	5	(43)	5	107

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	—	—	1

Total increase (decrease) in cash and cash equivalents	(225)	127	(1,061)	96

Cash and cash equivalents at beginning of period	756	1,336	1,592	1,367

Cash and cash equivalents at end of period	$531	$1,463	$531	$1,463

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenues to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	October 31, 2012	July 31, 2012	April 30, 2012	January 31, 2012
Defense Solutions:
Funded backlog	$2,174	$2,013	$2,026	$2,143
Negotiated unfunded backlog	4,563	4,309	4,605	4,961

Total Defense Solutions backlog	$6,737	$6,322	$6,631	$7,104

Health, Energy and Civil Solutions:
Funded backlog	$1,842	$1,858	$1,911	$2,057
Negotiated unfunded backlog	2,854	2,865	3,061	3,238

Total Health, Energy and Civil Solutions backlog	$4,696	$4,723	$4,972	$5,295

Intelligence and Cybersecurity Solutions:
Funded backlog	$1,705	$1,615	$1,752	$1,317
Negotiated unfunded backlog	5,440	3,867	3,880	4,169

Total Intelligence and Cybersecurity Solutions backlog	$7,145	$5,482	$5,632	$5,486

Total:
Funded backlog	$5,721	$5,486	$5,689	$5,517
Negotiated unfunded backlog	12,857	11,041	11,546	12,368

Total backlog	$18,578	$16,527	$17,235	$17,885

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The Company calculates its internal revenue growth (contraction) percentage by comparing reported revenues for the current year period to the revenues for the prior year period adjusted to include the actual revenues of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenues for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenues.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth (contraction) percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the Company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three and nine months ended October 31, 2012 were calculated as follows:

	Three Months Ended October 31,	Nine Months Ended October 31,
	2012	2012
Defense Solutions:
Prior year period’s revenues, as reported	$1,117	$3,339
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	$1,117	$3,339
Current year period’s revenues, as reported	1,183	3,597

Internal revenue growth	$66	$258

Internal revenue growth percentage	6%	8%

Health, Energy and Civil Solutions:
Prior year period’s revenues, as reported	$726	$1,997
Revenues of acquired businesses for the comparable prior year period	46	127

Prior year period’s revenues, as adjusted	$772	$2,124
Current year period’s revenues, as reported	743	2,077

Internal revenue contraction	$(29)	$(47)

Internal revenue contraction percentage	-4%	-2%

Intelligence and Cybersecurity Solutions:
Prior year period’s revenues, as reported	$947	$2,691
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	$947	$2,691
Current year period’s revenues, as reported	945	2,792

Internal revenue growth (contraction)	$(2)	$101

Internal revenue growth (contraction) percentage	0%	4%

Total*:
Prior year period’s revenues, as reported	$2,790	$8,026
Revenues of acquired businesses for the comparable prior year period	46	127

Prior year period’s revenues, as adjusted	$2,836	$8,153
Current year period’s revenues, as reported	2,870	8,462

Internal revenue growth	$34	$309

Internal revenue growth percentage	1%	4%

*	Total revenues include amounts related to Corporate and Other and intersegment eliminations.

SAIC, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions, except per share amounts)

In this release, SAIC, Inc. refers to operating income, operating margin, income from continuing operations and diluted earnings per share (EPS) from continuing operations excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from operating income, operating margin, income from continuing operations and diluted EPS from continuing operations, the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

Three Months Ended October 31, 2011	As Reported	CityTime Loss Provision	As Adjusted
Revenues	$2,790	$52	$2,842
Cost of revenues	2,477	—	2,477
Selling, general and administrative expenses	333	(180)	153

Operating income (loss)	(20)	232	212
Non-operating expenses, net	(29)	—	(29)

Income (loss) from continuing operations before income taxes	(49)	232	183
Provision for income taxes	(43)	(23)	(66)

Income (loss) from continuing operations	(92)	209	117
Income from discontinued operations, net of tax	3	—	3

Net income (loss)	$(89)	$209	$120

Operating margin	-0.7%		7.5%

Diluted EPS from continuing operations	$(0.28)		$0.34

Nine Months Ended October 31, 2011	As Reported	CityTime Loss Provision	As Adjusted
Revenues	$8,026	$52	$8,078
Cost of revenues	7,051	—	7,051
Selling, general and administrative expenses	562	(180)	382

Operating income	413	232	645
Non-operating expenses, net	(79)	—	(79)

Income from continuing operations before income taxes	334	232	566
Provision for income taxes	(188)	(23)	(211)

Income from continuing operations	146	209	355
Income from discontinued operations, net of tax	74	—	74

Net income	$220	$209	$429

Operating margin	5.1%		8.0%

Diluted EPS from continuing operations	$0.42		$1.01

SAIC, INC.

DEFENSE SOLUTIONS SEGMENT

CONDENSED CONSOLIDATED INCOME STATEMENT EXCLUDING THE CITYTIME LOSS PROVISION

(NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to revenue, operating income and operating margin of the Defense Solutions segment excluding the CityTime loss provision, which are non-GAAP financial measures. The Company calculates these measures by excluding the CityTime loss provision from Defense Solutions revenues, operating income and operating margin, the most directly comparable GAAP financial measures.

The Company uses these non-GAAP financial measures to provide investors with visibility to how its business performed excluding the CityTime loss provision. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the Company has recorded the CityTime loss provision which is not reflected in these non-GAAP financial measures. The Company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the Company’s consolidated financial statements prepared in accordance with GAAP.

Three Months Ended October 31, 2011	As Reported	CityTime Loss Provision	As Adjusted
Revenues	1,117	52	1,169

Operating income (loss)	(133)	232	99

Operating margin	-11.9%		8.5%

Nine Months Ended October 31, 2011	As Reported	CityTime Loss Provision	As Adjusted
Revenues	3,339	52	3,391

Operating income	45	232	277

Operating margin	1.3%		8.2%